                                                [UNOFFICIAL ENGLISH TRANSLATION]

                                                                    Exhibit 99.3


                       AGREEMENT FOR THE SALE OF HOLDINGS

              ENTERED INTO AND SIGNED IN TEL AVIV ON JUNE 22, 2003

BETWEEN:          CO-OP BLUE SQUARE SERVICES ASSOCIATION LTD.
                  Cooperative Society No. 57-000446-5
                  of 11 Tuval St., Ramat Gan 52522
                  ("SELLER" or "ASSOCIATION")

                                                              OF THE FIRST PART;

AND:              BRONFMAN-ALON LTD.
                  Registration no. 51-338738-1
                  c/o Adv. O. Klein
                  Europark Yakum, France House
                  P.O.B. 10 Yakum
                  ("BUYER")

                                                             OF THE SECOND PART;

AND:              1.       MATHEW BRONFMAN

                           U.S. passport no. [omitted]
                           c/o CPA S. Zohar
                           6 Harkon St., Ramat Gan

                  2.       ALON ISRAEL OIL COMPANY LTD.
                           Registration no. 520041690
                           Europark Yakum, France House
                           P.O.B. 10 Yakum

                  (hereinafter jointly and severally and with mutual guarantee:
                  "CONTROLLING SHAREHOLDERS")

                                                              OF THE THIRD PART;

WHEREAS pursuant to the decision of the Tel Aviv District Court (the Hon. Chief Justice U. Goren) of July 8, 2002, the Association published a procedure for the sale of its holdings in Blue Square Israel Ltd., Pub.C. 52-004284-7 ("COMPANY"); and

WHEREAS the Buyer has participated in the sale process in accordance with the Sale Procedure and the terms thereof, and in this framework has visited the data rooms, through experts on its behalf who were appointed according to its discretion and to its satisfaction, and has received various information and documents; and


  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

WHEREAS the Sale Procedure provides that the sale agreement shall include an explicit provision whereby the sale is made "as is", and that the buyer is therefore required to perform any inquiry it deems fit by itself, with the Association having no liability for any data related to the Company; and

WHEREAS Seller is the owner of an overall quantity of 29,999,993 ordinary shares ("SELLER'S SHARES"), which together constitute, as of the date of execution of this Agreement, approximately 78.1% of the Company's issued and paid-up share capital; and

WHEREAS Seller is interested in selling to Buyer, and Buyer is interested in Buying from Seller, all of Seller's Shares, their being Free and Clear (as this term is defined below), all in the manner and under the terms and conditions specified in this Agreement below; and

WHEREAS Seller's audit committee and the Tel Aviv District Court have approved Seller's engagement in this agreement(1); and

WHEREAS Buyer has received the Antirust Commissioner's consent to the purchase of Seller's Shares thereby, in accordance with the Restrictive Business Practices Law, 5748-1988(2),

         THEREFORE, THE PARTIES HAVE AGREED, DECLARED AND STIPULATED AS
                                    FOLLOWS:

1.       PREAMBLE AND INTERPRETATION

         1.1 The preamble to this Agreement and the footnotes and appendices hereof - whether attached to this Agreement at the time of Buyer's execution hereof, at the time of Seller's execution hereof (in accordance with the provisions of the Agreement), or at any other time in accordance with the provisions hereof - constitute an integral part hereof.

--------
1 Seller shall bring this Agreement, and its choice of preferred offeror, second offeror and third offeror (if any, from which the buyer will be elected) before the audit committee and the Tel Aviv Jaffa District Court for approval, prior to its execution of this Agreement and in accordance with the provisions of Section 17 of the Sale Procedure.

2 To be performed by Buyer in accordance with Section 18 of the Sale Procedure and prior to Seller's execution of this Agreement. Immediately upon receipt of the Commissioner's approval, Buyer shall forward a copy thereof to Seller.

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

         1.2 The division of this Agreement into sections and subsections, and the headings inserted herein, were made for the sake of convenience only, and shall not be used for the interpretation hereof.

         1.3 In the interpretation of this Agreement, no weight shall be given to the rule of "interpretation against the author", or to other interpretational rules under which weight is given to the identity of the author of the agreement of the purpose of construing the same in a manner supporting the interests of the other party to the agreement.

         1.4 In any case of conflict between the provisions of this Agreement and the appendices hereof, the provisions of the Agreement shall prevail, unless specifically stated otherwise in this Agreement. It is hereby clarified that the information included in the appendices attached to the representations of Buyer and the Controlling Shareholders, as specified in
                  Section 4 hereunder, shall impose no burden on Seller nor be used to construe this agreement against Seller.

2.       DEFINITIONS

         In this Agreement, the following terms shall have the meanings set forth beside them:

         2.1      "PERSON" - including a corporation.

         2.2 "CONTROLLING SHAREHOLDERS" - Buyer's controlling shareholders, as specified in APPENDIX 2.2 hereof, and if Buyer is a Group - also the Individual Members of Buyer's Group, all as specified in APPENDIX 2.2 hereof, and all parties to this Agreement.

         2.3      "DOLLAR" - the United States dollar.

         2.4 "COMPANY'S ISSUED AND PAID-UP CAPITAL" - 38,400,000 ordinary shares existing in Company's issued and paid-up capital as of the date of execution hereof. It should be noted that to Seller's best knowledge, Company's issued and paid-up capital includes no "treasury shares" (as "treasury share" is defined in Section 308 of the Companies Law) that are held by Company itself.

         2.5      "AGREEMENT" or "THIS AGREEMENT" - this agreement.

         2.6 "INDEXATION DIFFERENCES" - differences of linkage to the Index, as between the latest index published before

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]
                  the date of performance of any payment by Buyer under this Agreement and the index of January 2003 (101.5 points).

         2.7 "COMPANY" - Blue Square Israel Ltd., a company registered in accordance with the laws of the State of Israel, whose number with the Registrar of Companies is 52-004284-7.

         2.8 "BID" - the bid dated April 6, 2003(3), a copy of which is attached to this Agreement as Appendix 2.8, which Buyer submitted in accordance with the Sale Procedure, and in which Buyer named the price offered thereby for the purchase of Seller's Shares pursuant to the terms of this Agreement.

         2.9 "AMENDED BID" - the maximum amount proposed by Buyer in the course of the proceedings under the Sale Procedure, after the date of filing of the Bid.

         2.10     "QUESTIONNAIRE" - as defined in Section 4.3.2 hereof.

         2.11     "COMPANIES LAW" - the Companies Law, 5759-1999.

         2.12     "SECURITIES LAW" - the Securities Law, 5728-1968.

         2.13 "INDIVIDUAL MEMBERS OF BUYER'S GROUP" - the members of Buyer's group, if Buyer is a group, including Buyer's shareholders, if Buyer was established for the purpose of buying Seller's holdings in Company in accordance with the Sale Procedure, or if Buyer's main occupation is participating in the sale proceeding, and including the Controlling Shareholders.

         2.14 "INDEX" - the consumer price index (the general index) published from time to time by the Central Bureau of Statistics or by any other official body or institution.

         2.15 "SELLER" - Co-op Blue Square Services Association Ltd., a party to this Agreement.

         2.16 "EFFECTIVE DATE" - the date to be fixed by Seller in accordance with the provisions of Section 8.1 hereunder.

         2.17 "COMMISSIONER" - the Antitrust Commissioner under the Restrictive Business Practices Law, 5748-1988.

-------
3 To be completed by Seller prior to its execution of this Agreement.

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

         2.18 "ORDINARY SHARES" - ordinary shares of par value NIS 1 each in Company's Issued and Paid-up Share Capital.

         2.19 "SELLER'S SHARES" - 29,999,993 ordinary shares held by Seller on the date of execution of this Agreement, which constitute, as of the date hereof, approximately 78.1% of Company's Issued and Paid-up Share Capital.

         2.20 "SALE PROCEDURE" - the procedure for the sale of Seller's holdings in Company, issued on August 15, 2002, in the Hebrew version thereof, and as amended (in accordance with its provisions) from time to time prior to the date of Seller's execution of this Agreement.

         2.21 "CORRECT, FULL AND ACCURATE" - and the various inflections of this term, including the lack of any misleading information and the non-absence of information, the lack of which could be misleading.

         2.22 "FREE AND CLEAR" - free and clear of any pledge, security interest, attachment or any third party right.

         2.23 "GROUP" - a body comprising more than one Person, including a corporation established for the purpose of buying the Association's holdings in Company, or a corporation, the main occupation of which is participating in the sale proceeding pursuant to the Sale Procedure.

         2.24 "BUYER" - BRONFMAN-ALON LTD. (being organized), a party to this Agreement.

         2.25 "INTEREST" - annual interest at the rate of the basic interest on revolving charge accounts (prime), published by the Bank of Israel, plus 1% (prime + 1%), as known from time to time. The interest shall be calculated according to the number of days between the date of filing of the Bid and the date of actual payment, and according to the interest determined from time to time during this period.

         2.26 "ARREARS INTEREST" - arrears interest paid in accordance with the provisions of Section 17 hereof.

         2.27     "CONTROL" and "HOLDING" - as these terms are defined in
                  Section 1 of the Securities Law, as on the date of execution of this Agreement by Buyer.

         2.28 "CONSIDERATION FOR THE SHARES" - an amount in NIS which is the higher of: a) the amount stated in the Bid; or b) the amount stated in the Amended Bid; and which

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

                  Buyer shall pay Seller for Seller's Shares, under the terms of payment specified in Section 6 of this Agreement (plus Interest). The Consideration for the Shares may be amended as provided in Section 6.2 hereof.

         2.29 "CONDITION PRECEDENT" - the condition set forth in Section 7.1 hereof.

         2.30 "INTERIM PERIOD" - the period commencing on the date of execution of this Agreement by Buyer and ending on the Effective Date, or upon termination of this Agreement in accordance with Section 11 hereunder, as the case may be.

3.       SELLER'S REPRESENTATIONS AND WARRANTIES

         Seller represents and warrants to Buyer that:

         3.1 Seller is the sole owner and holder of Seller's Shares, and is entitled to sell the same in accordance with the provisions of this Agreement.

         3.2 Seller's Shares are fully paid-up, are Free and Clear and shall be Free and Clear on the date of transfer thereof to Buyer in accordance with the provisions of this Agreement.

         3.3 Subject to the fulfillment of the Condition Precedent, the sale of Seller's Shares by Seller to Buyer under this Agreement is neither inconsistent nor in conflict with any contract and/or undertaking to which Seller is a party, it has received all necessary consents and approvals, and there is no prohibition of, restriction on or hindrance to the sale of Seller's Shares and the transfer thereof to Buyer.

         3.4 Should it transpire, after the date of execution of this Agreement by Seller, that any of Seller's representations in this Section 3 was incorrect as compared to the actual situation as being on the date of execution of this Agreement by Seller ("REPRESENTATIONAL DEFICIENCY"), and should it transpire that had the Representational Deficiency been known to Buyer on the date of execution of this Agreement by Seller, the value of Seller's Shares would not have suffered any material adverse effect, then this Agreement will not be deemed to have been breached by Seller.

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

4.       REPRESENTATIONS AND WARRANTIES OF BUYER AND OF CONTROLLING SHAREHOLDERS


         Buyer and Controlling Shareholders, jointly and severally, hereby represent and warrant to Seller that:

         4.1 Each one of them is a limited company which was and is still organized lawfully, and its acts are lawful; this representation shall not apply with respect to Buyer and/or Controlling Shareholders who are individuals.

         4.2 No measures were taken for the dissolution, liquidation, deletion, bankruptcy, receivership or proceedings under
                  Section 350 of the Companies Law, against or with respect to any one of them, and there is against any one of them no threat or intention of instituting legal proceedings as aforesaid, or other legal proceedings, and, within this framework, no attachment and/or security interest is imposed on their assets, which could affect their engagement in or performance of this Agreement.

         4.3 On the date of execution of this Agreement by Buyer and Controlling Shareholders, Buyer and Controlling Shareholders have furnished to Seller, and attached to this Agreement, the following appendices, all of which are Correct, Full and
                  Accurate:

                  4.3.1 APPENDIX 4.3.1 - a specification, along with certification by Buyer's legal counsel, of:

                           (a)      Buyer's authorized and issued share capital.

                           (b) Other securities, including convertible securities and options, that were issued by Buyer or that Buyer has undertaken to issue.

                           (c) The names of the holders of 5% or more of Buyer's issued share capital and of the holders of 5% or more of the voting rights in Buyer, and the rates of holding of each one.

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

                           (d) A chart of holdings (capital and Control) in Buyer.

                           (e) A list of Buyer's officers (as this term is defined in the Companies Law).

                  4.3.2 APPENDIX 4.3.2 - a copy of the Questionnaire, Appendix B to the Sale Procedure, including any question and/or request for details, information or additional document delivered by Seller to Buyer, and a full and complete copy of the answers given thereto by Buyer and by others, if any, including any and all appendices thereto ("QUESTIONNAIRE").

                  4.3.3 APPENDIX 4.3.3 - a specification, along with certification by Controlling Shareholders' legal counsel, of:

                           (a) The authorized and issued share capital of each one of the Controlling Shareholders.

                           (b) Other securities, including convertible securities and options, that were issued by each one of the Controlling Shareholders or that any one of them had undertaken to issue.

                           (c) The names of the holders, directly or indirectly, of 5% or more of the issued share capital of each one of the Controlling Shareholders, and of the holders of 5% or more of the voting rights in each one of the Controlling

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

                                    Shareholders, and the rates of holding of each one.

                           (d) A list of the officers (as this term is defined in the Companies Law) of each one of the Controlling Shareholders.


                  APPENDICES 4.3.1 AND 4.3.3 shall be filled out by Buyer and by the Controlling Shareholders, also where the form of incorporation of any one of them is not a "limited company", mutatis mutandis.

                  4.3.4 APPENDIX 4.3.4 - certification by Buyer's legal counsel specifying:

                           (a) the agreements between Buyer and the Controlling Shareholders, and of the Controlling Shareholders among themselves.

                           (b) that aside from the agreements specified in APPENDIX 4.3.4, there is no other agreement or arrangement between Buyer and/or Controlling Shareholders, directly or indirectly, and any third party, in connection with the purchase of Seller's Shares.

                           The legal counsel's certifications included in Appendices 4.3.1-4.3.4 will include certification whereby, based on the inquiries performed thereby, the information is complete, full and correct (as this term is defined above).

         4.4 All of the information contained in APPENDICES 4.3.1-4.3.4 of this Agreement is Correct, Full and Accurate.

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

         4.5 Any and all answers, information and figures provided by Buyer, the Controlling Shareholders or any other entity or by any one of them in the Questionnaire and/or in APPENDICES 4.3.1-4.3.4 of this Agreement is Correct, Full and Accurate in itself, subject to that any difference, modification, amendment or disparity between the information provided in any of the answers and the information contained in the Questionnaire, and any other information contained therein or the information included in APPENDICES 4.3.1-4.3.4 of this Agreement, is explicitly specified in APPENDIX 4.5 hereof.

         4.6 Buyer is not a Group, and if it is a Group, the number of individual members thereof does not exceed 35.

         4.7 Buyer and the Controlling Shareholders are capable of fulfilling their undertakings pursuant to this Agreement and, without derogating from the aforesaid, Buyer has the requisite economic and financial ability to perform its undertakings as contemplated in this Agreement.

         4.8 With the exception of the representations explicitly made by Seller in this Agreement, Seller, Company or any other on their behalf (including the members of the Association's appointed board, the members of the audit committee appointed by the Tel Aviv District Court, their employees and consultants) have neither given, nor shall be deemed to have given Buyer or the Controlling Shareholders or any other Person any information, representation or warranty, and Seller, Company or others on their behalf shall not be liable for any information given to the purchaser, the Controlling Shareholders or any other on their behalf or to any other, including in connection with the Company, the value of the Company, its assets, its business or the profitability thereof.

         4.9 Buyer is buying Seller's Shares As Is, in the Company's As Is condition and in the As Is condition of its holdings, without being made any representations (other than representations explicitly included in this Agreement) by Seller, Company or any other on their behalf, and without the aforesaid imposing any liability of any kind whatsoever on Seller, Company or the representatives of either one or on any other on their behalf (including the members of the Association's appointed board, the members of the audit committee appointed by the Tel Aviv District Court, their employees and consultants) with respect to the

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

                  Company and/or any of its holdings and the valuation of Seller's Shares, and without any undertaking of indemnification and/or compensation and/or participation by Seller, Company or another on their behalf (including the aforementioned) to Buyer and/or any of the Controlling Shareholders, and Buyer and the Controlling Shareholders waive any claim and suit, of any kind, including a claim of non-conformity (either overt or covert), mistake or misleading, in connection with their engagement in this Agreement, and their right to receive any remedy of revocation, damages or restitution for such claims, and the Consideration for the Shares takes into account, inter alia, the provisions of Sections 4.8, 4.10 and this Section 4.9.


                  Without derogating from the generality of the aforesaid, Buyer and the Controlling Shareholders waive any claim and suit with regard to any implications which the sale of Seller's Shares shall have, if any, on any agreements to which Company is a party, including the payment of consent fees, key money, breach or expiration.

         4.10 Seller is selling Company's shares as shareholder only, without any connection to its being a party to contracts, engagements or undertakings with or vis-a-vis Company.

         4.11 Buyer is buying Seller's Shares for itself only, and is neither acting nor shall act as an agent, representative, trustee and/or partner for his matter, directly and/or indirectly, with and/or for another in connection with the purchase of Seller's Shares or in connection with the holding thereof, in whole or in part.

         4.12 The Consideration for the Shares was offered for all of Seller's Shares, and Buyer shall be obligated to buy the entirety of Seller's Shares as a whole.

         4.13 Without derogating from Section 4.9 above, the information made available to them or to another on their behalf in connection with Company and its business, including information provided by Company in the "data room" (pursuant to the Sale Procedure), was made available to them without such act imposing on Seller or on Company any liability therefor, and without it being deemed a representation for the purpose of the engagement in this Agreement.

         4.14 They are aware that Company is not a party to this Agreement, and that neither this Agreement nor the

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]
                  relations between Seller and Company prior to the execution hereof, nor the furnishing of any information to Buyer or to the Controlling Shareholders or to any other by Company, its employees or representatives, shall impose upon Company, its officers, employees or others on its behalf, any obligation to Buyer and the Controlling Shareholders, nor any liability to Buyer and the Controlling Shareholders (without derogating from any obligation imposed on Company or on the officers thereof other than pursuant to this Agreement). This clause shall operate for the benefit of Company and those acting on its behalf.

         4.15 They have the experience, the know-how and the ability to evaluate their engagement in this Agreement and the consequences thereof and, taking into account, inter alia, Sections 4.8, 4.9, 4.10, 4.13 and 4.14 above, they have conducted a full and independent inquiry, to their satisfaction, alone and through assessors on their behalf and through others, in connection with the Company, its condition, third party rights of any kind whatsoever, and in connection with the purchase of Seller's Shares, including the transaction contemplated in this Agreement, in consultation with any and all experts they deemed fit, and while defining the information, the investigation of which they deemed critical for the purpose of entering into this Agreement.


                  If they, for any reason, did not examine any detail related to the Company or this Agreement, either alone or through assessors on their behalf or others, including due to limitations imposed for any reason on the information, the Consideration for the Shares takes the aforesaid into account, and they waive any claim in connection therewith.

         4.16 The representations of Buyer and of the Controlling Shareholders included in this Agreement and the appendices hereof, the information contained in the Questionnaire and any information provided by Buyer and the Controlling Shareholders in any other manner, from the first day on which the Sale Procedure was available for sale, are Correct, Full and Accurate, and contain nothing misleading, nor lack any material detail.

                  Buyer and Controlling Shareholders reaffirm their awareness that Seller is relying upon the correctness and completeness of all of the representations of Buyer and the Controlling Shareholders in its decision to enter into this Agreement therewith.

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

         4.17 Buyer is buying Company as a going concern, and intends to continue operating Company as a going concern.

         4.18 All of the conditions determined by the Commissioner as a condition to his consent to the purchase of Seller's Shares by Buyer, if any, have been met and complied with.

         4.19 Buyer and Controlling Shareholders (a) have full authority to enter into this Agreement; (b) are barred by no legal or other impediment from entering into this Agreement; (c) have obtained all approvals required to execute this Agreement or fulfill the provisions hereof (and have obtained all requisite approvals by all institutions of Buyer and Controlling Shareholders); and (d) require no approval or consent by any third party, other than the approval and consent constituting the Condition Precedent for this Agreement becoming effective.

         4.20 Buyer and Controlling Shareholders are liable for all of Buyer's undertakings under this Agreement jointly and severally.

         4.21 The representations of Buyer and Controlling Shareholders specified in this Section 4 will be correct also as of the Effective Date (as if made on the Effective Date and with respect to the Effective Date).

         4.22 Buyer and Controlling Shareholders declare and confirm their awareness that the provisions of the Sale Procedure shall continue to be in effect also after their execution of this Agreement.

         4.23 Buyer and Controlling Shareholders declare and confirm that they are aware that the Association's choice of "preferred offeror", "second offeror" and "third offeror" is subject to the approval of the audit committee and of the Tel Aviv Jaffa District Court, which is supervising the proceedings for the sale of Seller's Shares, and that only after receipt of such approvals and Seller's execution of this Agreement, will this Agreement come into effect.

5.       THE TRANSACTION - SALE OF SELLER'S SHARES

         On the Effective Date, and subject to the payment of the Consideration for the Shares in full by Buyer to Seller, Seller shall sell Seller's Shares to Buyer as a whole, and Buyer shall buy Seller's Shares from Seller as a whole, such shares being Free and Clear.

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

6.       THE CONSIDERATION FOR THE SHARES AND THE TERMS OF PAYMENT THEREOF

         6.1 Buyer and Controlling Shareholders, jointly and severally, undertake to pay Seller the Consideration for the Shares on the Effective Date, in a single payment, by way of deposit thereof in Seller's account, the details of which are as follows: account no. __________, in branch ____ of bank _________. It is clarified that only the final and absolute crediting of the said account shall be deemed as the fulfillment of Buyer and Controlling Shareholders' undertaking to pay the Consideration for the Shares.

         6.2 If Company shall perform a dividend distribution (as this term is defined in the Companies Law) in cash, during the Interim Period, then the amount paid to Seller as a dividend shall be deducted from the Consideration for the Shares.

7.       CONDITION PRECEDENT

         This Agreement, and the performance hereof, are contingent upon the fulfillment of and compliance with the following condition precedent within the timeframe of the First Period (as this term is defined in Section 18.1 of the Sale Procedure) or within an additional period of time, insofar as the said First Period shall be extended by the Association in accordance with Section 18.2 of the Sale Procedure, and Buyer and Controlling Shareholders reaffirm that this condition was fulfilled prior to Seller's execution of this Agreement:

                  The Commissioner shall have approved the transaction contemplated in this Agreement (a "corporate merger", as this term is defined in the Restrictive Business Practices Law, 5748-1988).

8.       CLOSING

         8.1 The Effective Date and the closing will take place on a date to be determined by Seller, within 14 (fourteen) days after delivery of this Agreement, executed by Seller, to Buyer. This Agreement, executed by Seller, shall be delivered to Buyer in accordance with the provisions of the Sale Procedure, after fulfillment of the Condition Precedent.

         8.2 On the Effective Date, after receipt of the Commissioner's approval as set out in Section 7 above and after receipt of the approval of the audit committee and of the Tel Aviv Jaffa District Court, the parties shall convene at 10:00 a.m. in the law firm of Lipa Meir & Co.,

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]
                  at 4 Itamar Ben Avi St., Tel Aviv, or at another time or location as notified by Seller. At that time, Seller shall sell and transfer Seller's Shares to Buyer, their being Free and Clear, subject to (a) payment of the Consideration for the Shares by Buyer; and (b) other acts as specified below, all of which shall be performed simultaneously and be deemed to take place simultaneously, and none of which shall be deemed to be effective unless all other acts shall have been performed, which acts are:

                  8.2.1 Buyer shall pay Seller the Consideration for the Shares, by a cashier's check or a wire transfer to Seller's bank account; and


                  Upon receipt of confirmation from Seller's bank regarding payment of the Consideration for the Shares in Seller's bank account, the parties shall perform the following acts:

                  8.2.2 Seller shall sign, as transferor, a share transfer deed in the form required by Company's bylaws for all of Seller's Shares; and

                  8.2.3 Buyer shall sign the share transfer deed as transferee, as specified in paragraph 8.2.2; and

                  8.2.4 Company's secretary shall furnish Buyer with (a) a new share certificate for Seller's Shares in Buyer's name, and (b) written confirmation by Company whereby Buyer was registered in the register of shareholders of the Company as owner of Seller's Shares; and

                  8.2.5 Seller shall deliver to Company's secretary letters of resignation by the directors _____________ _____________, in the form of the letter of resignation attached hereto as APPENDIX 8.2.5, while fixing the date of termination of office in the said letters of resignation as the Effective Date; and

                  8.2.6 Seller shall deliver to Buyer a copy of minutes or a written resolution by

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

                           Company's board of directors containing a decision in the form attached hereto as APPENDIX 8.2.6, whereby Company's board of directors has appointed the [number of directors] Persons which Buyer shall wish to appoint. The list of Persons shall be submitted to Seller in writing up to 5 business days prior to the Effective Date. With respect to each Person named in the list, there shall be enclosed a confirmation by Buyer's counsel, whereby there is no lawful hindrance to his appointment as a director of Company. The date of commencement of the foregoing directors' office as members of Company's board of directors shall be the Effective Date pursuant to this Agreement; and

                  8.2.7 A consent signed by Seller and Company, rescinding Seller's right to management fees from Company starting from the Effective Date, shall be delivered to Buyer.

         8.3 The acts listed in Sections 8.2.1 and 8.2.3 are the responsibility of Buyer and Controlling Shareholders. The act stated in Section 8.2.2, and it alone, shall be Seller's responsibility. If any of the acts listed in Sections 8.2.1,
                  8.2.2 or 8.2.3 shall not have been performed, the party not responsible for the performance thereof shall be entitled, at its discretion and without derogating from other remedies available thereto under any law, to waive the fulfillment of such condition for the purpose of performing the transaction contemplated in this Agreement. The acts listed in Sections 8.2.4-8.2.7 are the responsibility of none of the parties, and the parties shall be able to agree in writing to waive the fulfillment of such conditions for the purpose of performing the transaction contemplated in this Agreement.

9.       OFFICERS' LIABILITY INSURANCE AND EXEMPTION

         9.1 Buyer and Controlling Shareholders confirm that they are aware that the existing insurance arrangements with respect to the liability of directors and officers of the

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

                  Company and its subsidiaries, shall expire after the Effective Date.

         9.2 Buyer and Controlling Shareholders undertake to take out and maintain, either alone or through the Company, from the Effective Date and for a period of 7 (seven) years thereafter, officers' liability insurance covering (on a `claims made' basis) also the liability of officers (including directors) acting in the Company and in other corporations on its behalf at the time of execution of this Agreement, and the liability of officers who shall have ceased holding office prior thereto, for claims filed for the first time against any one of them during the insurance period, for acts or omissions performed in the seven-year period preceding the Effective Date; the scope of the coverage shall be as accepted on the Effective Date for companies operating in fields of activity and with financial volumes similar to those of the Company, whose shares are traded on the New York Stock Exchange (NYSE). In any event, the limit of liability shall be no less than US $15,000,000 per incident and cumulatively for a 12-month insurance period.

         9.3 Buyer shall forward to Seller, from time to time, per Seller's request, confirmation that the insurance is maintained and shall, if necessary, make possible the perusal of all relevant insurance policies at the offices of Company or Buyer, as the case may be.

         9.4 Buyer and Controlling Shareholders will not sue the officers of Company or the officers of Seller (including the members of the appointed board and/or the members of the audit committee and/or others on their behalf) on any matter pertaining to the acts of such officers during the course of the negotiations and the actions preceding the execution of this Agreement and on any matter pertaining to the performance of this Agreement.

         9.5 Buyer and Controlling Shareholders shall not disclaim, in any way, the letters of exemption and indemnification issued by Company to its officers from September 2000. Buyer and Controlling Shareholders undertake at all times to exercise, in any lawful manner, the control they shall have in the Company, to rescind any decision in any way disclaiming the said letters of exemption or indemnification.

         9.6 Buyer and Controlling Shareholders confirm that their undertakings as set out in Sections 9.1-9.5 above, are

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]
                  undertakings to Seller and undertakings in favor of a third party, namely all of the directors and officers to whom such undertakings might apply (in this subsection:
                  "BENEFICIARIES"). The breach of any of the undertakings specified in Sections 9.1-9.5 shall entitle Seller, severally, and Beneficiaries, jointly and severally, to liquidated damages from Buyer and Controlling Shareholders jointly and severally, in the sum of US $15 million, without derogating from any remedy or right to sue for any additional damage caused, if cased, to Seller or any of the Beneficiaries.

10.      LABOR RELATIONS

         Buyer represents and warrants that:

         10.1 It is familiar with the appointed board's letter to Company's workers union, dated January 24, 2002, a copy of which is attached hereto as APPENDIX 10.1, and represents that it has acted pursuant thereto and undertakes to continue doing so, and, within this framework:

                  10.1.1 Buyer undertakes to continue maintaining the effective collective agreements and/or collective arrangements, as being between Company and the employees before the first date on which the Sale Procedure was available for sale.

                  10.1.2 Buyer undertakes to preserve all other rights conferred upon the employees by law and existing on the said date.

                  10.1.3 Buyer has discussed its plans for the Company with the workers' representative body prior to Seller's execution of this Agreement, including with regard to the continued employment of workers after the sale of Seller's Shares under this Agreement.

                  10.1.4 Buyer undertakes that a goodwill grant shall be made to the Company's employees upon the sale of Seller's Shares under this Agreement and/or that shares or options of the company shall be issued to employees in public offerings to be performed after the sale

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]
                           of Seller's Shares under this Agreement, if any, all as agreed in the negotiations with the workers' representative body prior to the Effective Date (which negotiations Buyer represents and warrants to have been conducted and concluded to the satisfaction of the parties thereto), in recognition of the workers' contribution to the promotion of the Company, its business and goodwill.

         10.2 It is familiar with the appointed board's letter to the Company's CEO, dated August 11, 2002, a copy of which is attached hereto as APPENDIX 10.2, and represents that it has acted pursuant thereto and undertakes to continue doing so, and, within this framework:

                  10.2.1 Buyer undertakes that a goodwill grant shall be made to the members of Company's management upon the sale and/or that shares or options of the Company shall be issued to members of Company's management in public offerings to be performed after the sale of Seller's Shares under this Agreement, if any, all as agreed in the negotiations with the Company's CEO, as the representative of Company's management (which negotiations Buyer represents and warrants to have been conducted and concluded to the satisfaction of the parties thereto), in recognition of Company's management's contribution to the promotion of the Company, its business and goodwill.

         10.3 The breach of any one of the representations or warranties included in this Section 10 shall be deemed a fundamental breach of this Agreement.

11.      MATERIAL TERMS AND CONDITIONS

         11.1 The parties hereby determine that a breach of this Agreement shall confer upon the injured party the right to any and all remedies and redress fixed for this purpose in the Contracts Law (Remedies for Breach of Contract), 5731-1970, including the right to an order of

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]
                  injunction and enforcement, without derogating from the special remedies set forth in this Agreement.

         11.2 Without derogating from the provisions of Section 11.1 above and from the provisions of the Contracts Law (Remedies for Breach of Contract), 5731-1970, the following acts or omissions too shall constitute a fundamental breach of this
                  Agreement:

                  11.2.1 Failure to fully and timely pay the Consideration for the Shares.

                  11.2.2 Failure to fulfill the provisions of Section 4.16 above.

                  11.2.3   Failure to fulfill the provisions of Section 9 above.

                  11.2.4 Failure to fulfill the provisions of Section 10 above.

         11.3 Without derogating from the aforesaid, Seller reserves the right to move the Tel Aviv Jaffa District Court, within the framework of the sale proceedings, to order the termination of the engagement in this Agreement and to order an engagement with the second offeror or the third offeror (as these terms are defined in Section 17.5 of the Sale Procedure), in the event that Buyer and/or Controlling Shareholders shall have fundamentally breached this Agreement, as provided in Section
                  11.2 above.

12.      PRESERVATION OF RIGHTS AFTER TERMINATION

         12.1 In the event of termination of this Agreement, such termination shall not derogate from the effectiveness of the provisions of Sections 11, 12, 13, 16, 19, 20, 21, 22 and 23 and from the effectiveness of the undertakings of Buyer and Controlling Shareholders and of others on their behalf, that were delivered after the first date on which the Sale Procedure was available for sale.

13.      JURISDICTION AND GOVERNING LAW

         13.1 Jurisdiction over all matters pertaining to this Agreement or deriving herefrom is conferred upon the competent courts in the city of Tel Aviv, and upon none other.

         13.2 The Agreement shall be governed by Israeli law, without reference to the conflict of laws rules thereof.

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

14.      GENERAL UNDERTAKING TO PERFORM ACTS AND TO SIGN DOCUMENTS

         The parties undertake to perform any and all acts and to sign all documents, approvals, forms and statements, as necessary and instrumental for the fulfillment of the provisions of this Agreement. Without derogating from the generality of the aforesaid, the parties undertake to comply with all reporting duties required under any law (including to the Stock Exchange, the Securities Authority and the Registrar of Companies) insofar as any such are involved in the fulfillment of this Agreement.

15.      GENERAL

         15.1 The Sale Procedure constitutes a separate document from this Agreement. The procedure in no way constitutes a part of this Agreement and shall not serve as a substitute or an addendum to or as a means of interpretation of this Agreement. In the event of conflict between the provisions of the Sale Procedure and the provisions of this Agreement, this Agreement shall prevail. It is clarified, however, that the lawful fulfillment of the provisions of the Sale Procedure and/or of the instructions and/or requests and/or demands of the Association by Buyer, the Controlling Shareholders and the Individual Members of Buyer's Group - and if Buyer is a Group - pursuant to the Sale Procedure, is a fundamental condition to Seller's engagement in this Agreement.

         15.2 Subject to the provisions of Section 15.1 above, any drafts, charts and other documents exchanged between the parties prior to the date of execution of this Agreement shall be deemed never to have been made, and shall in no way be used for purposes of interpretation, claims or any other purpose.

         15.3 Insofar as omissions shall have been made in any of the provisions of this Agreement, the omitted language shall be deemed never to have been written, and neither such language nor the actual omission thereof shall be relied upon for any purpose, including the interpretation of this Agreement.

         15.4 Any promise or statement in any form whatsoever, either in writing or orally or by way of conduct or inaction prior to the date of execution of this Agreement shall be deemed to be null and void, and this Agreement shall be deemed to include, reflect and exhaust all of the parties' representations and warranties in all matters pertaining to the subject matter hereof, without derogating from the provisions of Section 15.1 above.

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

         15.5 Seller shall be entitled to institute any proceeding and to receive any remedy against Buyer and against any one of the Controlling Shareholders, independently of the institution of such proceeding or the receipt of remedy against Buyer or any other of the Controlling Shareholders.

         15.6 The representations and warranties of Buyer and of the Controlling Shareholders are in no way dependent on the signing of this Agreement by the Controlling Shareholders or any one of them, even if Buyer or the Controlling Shareholders or any one of them shall have intended that a certain Controlling Shareholder sign this Agreement.

16.      TAXES AND EXPENSES

         16.1 Seller shall bear any tax or other levy, if and insofar as any is imposed pursuant to any law on sellers of shares.

         16.2 Buyer shall bear any tax or other levy, if and insofar as any is imposed pursuant to any law on buyers of shares.

         16.3 Any payment to be made pursuant to the provisions of this Agreement shall be paid subject to withholding tax or against the presentation of an exemption from withholding tax.

         16.4 The aforesaid notwithstanding, it is agreed that Buyer shall bear the costs of duly stamping this Agreement.

         16.5 Each party shall bear the expenses thereof, including the fees of its legal and other advisers, in connection with the preparation and performance of this Agreement.

         16.6 V.A.T. as set out in the law shall be added to each payment under this Agreement (for Indexation Differences, Interest and Arrears Interest, if any shall be imposed), against delivery of a lawful tax invoice. Payment of the V.A.T. imposed as aforesaid, if any, on any payment shall be made by delivery of a postdated check on the date of payment for the 14th day of the month following the month in which the payment is made as aforesaid.

         16.7 Buyer shall be entitled to turn to the Value Added Tax authorities for a pre-ruling whereby the Indexation Differences and the Interest on the sum of the consideration are not subject to V.A.T. (the "PRE-RULING"). If the Pre-Ruling is received, to Seller's satisfaction, according to the absolute discretion thereof,

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]
                  prior to the date of payment of the Consideration for the Shares, Seller shall charge no V.A.T. on the Indexation Differences and the Interest imposed on such payment.

         16.8 The aforesaid notwithstanding, if and insofar as Seller shall not charge Buyer V.A.T. on the Indexation Differences, the Interest and the Arrears Interest, based on the Pre-Ruling, and it is subsequently required, for any reason and despite the Pre-Ruling, to transfer V.A.T. payments due to the said Indexation Differences and Interest payments (the "LATE V.A.T. PAYMENTS"), then Buyer undertakes to indemnify Seller, immediately upon the demand thereof, for the Late V.A.T. Payments and the expenses involved therein.

17.      ARREARS INTEREST

         In the event that Seller or the Controlling Shareholders shall fail to pay any sum which any one of them is liable to pay Seller under the provisions of this Agreement, on the date fixed therefor, then in such a case Buyer and the Controlling Shareholders shall be liable to pay Seller Arrears Interest, in addition to V.A.T. as set out in the law, on the amount in arrears, at the rate charged at that time by Bank Leumi Le'Israel Ltd. for overdrafts on approved credit facilities in revolving charge accounts, without derogating from any right or remedy conferred on Seller pursuant to the provisions of this Agreement or the provision of any law.

18.      CONDITIONS MUTUAL

         Seller's undertakings to sell and transfer Seller's Shares to Buyer on the Effective Date, and the undertakings of Buyer and of the Controlling Shareholders to pay Seller the sum of the Consideration for the Shares on the Effective Date, are conditions mutual as defined by any law.

19.      AMENDMENTS AND WAIVERS

         19.1 Any and all modifications of or amendments to this Agreement shall be made in writing and signed by the parties hereto.

         19.2 Without derogating from the provisions of this Agreement, in any event in which a party to this Agreement shall not demand the performance hereof or the performance of any part hereof, the aforesaid shall not constitute a waiver of its right to do so, and no waiver of a breach of any of the provisions of this Agreement shall be deemed a lasting waiver of the breach.

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

20.      NO RIGHTS FOR THIRD PARTIES

         This Agreement does not confer, and the parties hereto do not intend to confer, rights on any third party, other than as explicitly stated herein. Thus, provisions on the waiver of suits and claims, the exemption or non-liability of or vis-a-vis persons acting on Seller's behalf (including, but without derogating from the generality of the aforesaid, its attorneys, members of the Association's appointed board, members of the Association's audit committee, and others on their behalf) shall operate for the benefit of the aforementioned.

21.      WAIVER

         Buyer and the Controlling Shareholders confirm and undertake that they waive any suit or claim of any kind whatsoever against Seller and against anyone having acted on behalf of Seller in Seller's actions in the Company and/or in connection with this Agreement, including against members of the appointed board, members of the audit committee, any person having acted on their behalf and their legal, accounting and other advisers. Buyer and the Controlling Shareholders undertake not to cause Company to raise any such claim or suit and not to raise the same in the name of Company or in the name of any of Company's shareholders. If such a claim is raised despite the aforesaid, Buyer and the Controlling Shareholders, jointly and severally, shall be liable to indemnify Seller or each one of the aforementioned entities (as the case may be), for any sum charged to them and for the legal and other expenses incurred by them in their defense against such claims. The term "Company", for the purpose of this Section 21, shall mean the Company and the Company's subsidiaries.

22.      NOTICES

         22.1 All notices required to be given pursuant to the provisions of this Agreement, as well as service of process hereunder or in connection herewith, shall be made in writing and sent to the addresses specified below:

                  Seller:

                           Co-op Blue Square Services Association Ltd.
                           11 Tuval St., Ramat Gan 52522

                  With a copy (which shall not constitute service of process) to:

                           Lipa Meir & Co., Law Offices
                           4 Itamar Ben Avi St., Tel Aviv 64736
                           Attn.: Dr. Lipa Meir, Adv.

                  Buyer or the Controlling Shareholders:

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]
                           c/o Alon Israel Oil Company Ltd.
                           Attn.: Legal Counsel, Adv. Ortal Klein
                           Europark Yakum, France House
                           P.O.B. 10, Kibbutz Yakum

                  [Buyer and Controlling Shareholders to provide a single joint address in Israel).

         22.2 Notice under this Agreement shall be deemed to have been received: if sent by registered post - within three days from the date of dispatch thereof; if delivered by hand - at the time of delivery; if sent by facsimile: at 12:00 p.m. on the first business day following the transmission thereof.

         22.3 The parties may give notice of a change of address, in a notice to be delivered pursuant to the provision of this
                  Section 22, provided that the address of the parties and of the Controlling Shareholders shall be in the territory of the State of Israel.

23.      REPRESENTATION OF BUYER AND OF THE INDIVIDUAL MEMBERS OF BUYER'S GROUP

         23.1 In its execution of this Agreement (and independently of Seller's execution of the Agreement), Buyer irrevocably appoints CPA Shlomo Zohar as its representative for the purpose of this Agreement ("REPRESENTATIVE"), without derogating from Buyer's authority to act by itself in all matters pertaining hereto. Representative shall be authorized to bind Buyer for all intents and purposes involved in this Agreement and in the performance hereof.

         23.2 By signing on the margins of this Agreement (and independently of Seller's execution of the Agreement), the Controlling Shareholders, jointly and severally, appoint Representative as their representative for the purpose of this Agreement, without derogating from the authority of each one of the Controlling Shareholders to act by itself in all matters pertaining hereto. Representative shall be authorized to bind each one of the Controlling Shareholders for all intents and purposes involved in this Agreement and in the performance hereof.

         23.3 Nothing in this Section 23 shall derogate from the validity of any previous or other appointment of a representative or attorney made and/or to be made by Buyer, the Controlling Shareholders or others.

  [ stamps and signatures of Mathew Bronfman, Alon Israel Oil Company Ltd., and
                              Bronfman-Alon Ltd. ]

          IN WITNESS WHEREOF, THE PARTIES HAVE HERETO SET THEIR HANDS,


Buyer and Controlling Shareholders:                  Signed on February 26, 2003

Buyer:
[ stamp and two signatures ]
Name:    BRONFMAN-ALON LTD. (BEING ORGANIZED)
By:      Mathew Bronfman, Title: Director
and by:  David Wiessman, Title: Director

Controlling Shareholders:
[ signature ]
Name:    Mathew Bronfman

[ stamp and signature ]
Name:    Alon Israel Oil Company Ltd.
By:      David Wiessman, Title: President


Seller:                                                 Signed on: June 22, 2003

Name: Co-op Blue Square Services Association Ltd.
By:     _____________, Title _____________
and by: _____________, Title _____________